EXHIBIT 3(i)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF ALBERTO-CULVER COMPANY

The original Certificate of Incorporation of Alberto-Culver Company was filed in the Office of Secretary of State of Delaware on January 30, 1961. This Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the Amended and Restated Certificate of Incorporation of Alberto-Culver Company, was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

1. Name. The name of the Corporation is ALBERTO-CULVER COMPANY (hereinafter called the “Corporation”).

2. Registered Office and Agent. The registered office of the Corporation in the State of Delaware is to be located at Corporate Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware. The name of its registered agent is The Corporation Trust Company, and the address of said registered agent is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

3. Nature of Business; Purpose. The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity to which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

4. Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is Three Hundred Million (300,000,000) of Common Stock, $.22 par value per share. There are no shares of Class A Common Stock, $.22 par value per share, issued or outstanding as of the filing of this Amended and Restated Certificate of Incorporation and all shares of Class B Common Stock, $.22 par value per share, are re-designated as shares of Common Stock pursuant to this Amended and Restated Certificate of Incorporation.

5. Directors.

A. Stockholders. Directors need not be stockholders of the Corporation. Elections of directors need not be by ballot.

B. Committees. The Board of Directors may, by resolution or resolutions passed by a majority of the whole board, designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which to the extent provided in said resolution or resolutions or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation to the full extent permitted by law, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

C. Bylaws. The Board of Directors shall have power to make, alter, amend or repeal the Bylaws of the Corporation.

6. Creditors. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

7. Preemptive Rights. No holder of shares of capital stock of the Corporation of any class shall have any preemptive right or be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of stock or any securities of any kind whatsoever, whether now or hereafter authorized.

8. Stockholder Action Without a Meeting. No corporate action of stockholders of the Corporation may be taken without a meeting and vote of stockholders.

9. Classified Board of Directors/Removal. The number of directors which shall constitute the whole board of directors of the Corporation shall be the number from time to time fixed by the bylaws of the Corporation, and such number of directors so fixed in such bylaws may be changed only by receiving the affirmative vote of (i) at least 75% of the votes entitled to be cast in the election of directors, voting as one class, or (ii) two-thirds of the directors in office at the time of vote. The Board of Directors shall be divided into three classes: class I, class II, and class III. Such classes shall be as nearly equal in number as possible. At each annual election, the directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed and shall be elected for a term expiring at the third succeeding annual meeting of stockholders or thereafter in each case when their respective successors are elected and qualified. When the number of directors is changed, any increase or decrease in the number of directorships shall be apportioned by resolution of the Board of Directors among the classes so as to make all classes as nearly equal in number as possible.

A director may be removed by the holders of a majority of the shares of the Corporation entitled to vote in the election of directors, voting as one class, but only for cause.

10. Amendment or Repeal of Articles 8, 9 or 10. The amendment or repeal of Articles 8, 9 or 10 of this Restated Certificate of Incorporation shall require the approval of at least 75% of the votes entitled to be cast in the election of directors, voting as one class.

11. Personal Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article 11 nor the adoption of any provision of the Restated Certificate of Incorporation inconsistent with this Article 11, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 11 would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

12. Registered Holders. The Corporation shall be entitled to treat the person in whose name any share of stock or any warrant, right or option is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share, warrant, right or option on the part of any other person, whether or not the Corporation shall have notice thereof, save as may be expressly provided otherwise by law.

IN WITNESS WHEREOF, Alberto-Culver Company has caused this certificate to be signed by its Senior Vice President, General Counsel and Assistant Secretary this 22nd day of January, 2004.

ALBERTO-CULVER COMPANY

By	/S/ GARY P. SCHMIDT
Name:	Gary P. Schmidt
Title:	Senior Vice President, General Counsel and Assistant Secretary

4